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[HACH LETTERHEAD]


                              NEWS RELEASE


                      HACH COMPANY SIGNS DEFINITIVE
               MERGER AGREEMENT WITH DANAHER CORPORATION


      LOVELAND, COLORADO, APRIL 22, 1999 HACH COMPANY (NASDAQ:HACH/HACHA) announced today that it has entered into a definitive merger agreement pursuant to which Hach will become a wholly-owned subsidiary of Danaher Corporation. According to the agreement, Hach shareholders will receive .2987 shares of Danaher common stock for each share of Hach Common and Class A stock. The transaction is valued at approximately $18.50 per share to Hach shareholders, or approximately $325 million. The transaction is expected to be tax-free to the Hach shareholders.

      The transaction, which will be accounted for as a pooling of interests, is subject to regulatory review and other customary conditions. The Boards of Directors of both corporations and a majority of the shareholders of Hach, acting by written consent, have approved the agreement. Lazard Freres & Co. LLC, has acted as Hach Company's investment banker.

      Kathryn Hach-Darrow, Chairman of Hach Company stated, "We are extremely pleased to be a part of the Danaher Corporation and see many strategic advantages to the combined companies. We believe this transaction offers significant benefits for our shareholders, employees and customers."

      Commenting on the transaction, George M. Sherman, President and Chief Executive Officer of Danaher, stated, "We are excited about the combination of our two companies. With its premier product offering in water quality analytical instrumentation, superior quality and innovation, Hach represents a very attractive strategic fit with Danaher's process/environmental controls business. We expect the transaction to be accretive to earnings per share."

      Danaher Corporation is a leading manufacturer of Process/Environmental Controls and Tools and Components.

      Hach Company is engaged in the manufacture and distribution of laboratory instruments, process analyzers, test kits, test strips and analytical reagents which are used to analyze the chemical content and other properties of water and other aqueous solution.

CONTACT:  Gary R. Dreher
          Chief Financial Officer
          (970) 669-3050